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                        OPHTHALMOLOGIST MEMBERSHIP AGREEMENT
                     TRUEVISION LASER CENTER OF ALBUQUERQUE, INC.

THIS AGREEMENT entered into this 16 day of August, 1999, by and between TRUEVISION LASER CENTER OF ALBUQUERQUE, INC. (hereinafter "TrueVision") and Dr. Stuart Cooper (hereinafter referred to as "Doctor").

     WHEREAS, TrueVision is in the business of operating an ophthalmic laser center which will perform laser refractive procedures using an excimer laser (hereinafter the "Laser Center"), and,

     WHEREAS, in support of the operations of the Laser Center, TrueVision is establishing a network of members to provide professional services to patients undergoing certain accepted laser refractive procedures (hereinafter "LR Procedures") at the Laser Center, such professional services to consist of patient screening, preoperative and post operative care along with the actual performance of the LR Procedures; and,

     WHEREAS, Doctor holds a valid and unrestricted license to practice medicine in the State of New Mexico and is qualified as a specialist in ophthalmology; and,

     WHEREAS, Doctor desires to associate with TrueVision to provide professional services to Doctor's patients undergoing the LR Procedures at the Laser Center and seeks to become a member with the obligations and benefits related thereto; and

     WHEREAS, TrueVision desires to accept Doctor as a member of the TrueVision network.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. ACCEPTANCE AS MEMBER. TrueVision hereby conditionally accepts Doctor as a member of TrueVision Laser Center of Albuquerque, Inc. and, subject to the provisions herein with regard to training, credentialing, licensing and insurance, agrees that Doctor has the right to provide professional services to patients undergoing the LR Procedures and to use the excimer laser and other equipment, services and facilities at the





3969 Fourth Ave  Suite 202  San Diego CA 92103
Phone 619-543-1700  Fax 619-543-1707  E-mail truevsn@n2.net

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Laser Center, it being expressly understood that this right shall be exercised in accordance with the guidelines, protocols, procedures, and rules established by the Board of Directors and the Medical Advisory Committee.

     2.  CREDENTIALING AND TRAINING

              a.   CREDENTIALING.

              Immediately upon the complete execution of this Agreement, Doctor shall deliver to TrueVision:

              (1) A completed Physician Credentialing Application (in the form set forth in Exhibit A which is attached hereto);

              (2) Evidence of current unrestricted license to practice medicine in the State of New Mexico;

              (3)  Evidence of current board certifications, if any; and

              (4)  Evidence of the insurance required in paragraph 4b, below.

TrueVision will promptly review Doctor's Application and act upon it in accordance with its usual credentialing policies and procedures, which are attached as EXHIBIT `B' and as may be modified from time to time. Doctor will not have any rights of a member until credentialing has been approved.

              b. TRAINING. Upon positive conclusion of the credentialing process Doctor will be required to participate in the TrueVision Physician Training Program which will include mandatory FDA training and the TrueVision orientation program as outlined in Exhibit `C'. This Program will be provided to Doctor by TrueVision in Albuquerque, NM for such fee that the Board of Directors of TrueVision may determine from time to time is necessary to cover the costs of such training. Doctors may complete the mandatory FDA training at any manufacturer approved location conducted by a certified trainer, provided that he/she submits evidence of the successful completion of said training acceptable to the Medical Advisory Committee. Upon successful completion of the Training Program and receipt of laser certification, Doctor will be accepted as a full member of the TrueVision network with all the rights and obligations contained herein.

              3.   OPERATION OF LASER CENTER.

                        a. FACILITY. TrueVision hereby agrees to establish and maintain the operations of the Laser Center at its expense. In addition to leasing appropriate space for the Laser Center, TrueVision shall acquire, maintain, repair and/or replace all equipment

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and supplies necessary to perform the LR Procedure including, but not limited to, the excirnet laser and related ancillary equipment.

     b. SUPPORT STAFF. TrueVision further agrees to provide the reasonably trained and qualified support staff (professional, technical, managerial, and/or clerical) necessary to provide Doctor a state of the art, fully supported location to perform the accepted LR Procedures.

     c. MANAGEMENT. The business operations of the Laser Center will be controlled by the officers and Board of Directors of TrueVision. Decisions regarding local medical and professional issues, will be made by an elected Medical Advisory Committee.

     d. MEDICAL ADVISORY COMMITTEE each member will be entitled to participate in the election of the Medical Advisory Committee and receive one vote per person regardless of the number of membership units owed. This Committee will be elected six (6) months after the commencement of LR Procedures at the Center. Until said Committee is elected the Board of Directors will serve in that capacity. Further, the members, as a group, will be entitled to elect one member to the Board of Directors of True Vision of Albuquerque, Inc.

     e. REFERRAL PROGRAM. The member network established by TrueVision will include both ophthalmologists and optometrists. These professionals will be trained and encouraged to work with each other in conjunction with the Marketing Program discussed below to establish cross referrals among members. In addition, those individual patients who contact TrueVision directly and are not existing patients of a member, will be referred to a member or members for professional services. The TrueVision referrals to Doctor will be done in accordance with policies and procedures to be established from time to time by the Medical Advisory Committee.

     f. MARKETING PROGRAM. TrueVision will undertake a multifaceted marketing effort to both increase general patient awareness of and demand for the LR Procedure. Said multifaceted marketing effort will be undertaken without contribution from Doctor and will in no way promote the practice of one doctor over another, nor will it specifically support any one member over any other member. Further TruVision will assist individual members in their marketing efforts with specific programs, including but not limited to: patient referral programs, in-office training, support and materials, consumer advertising programs; which may include television, radio and newspaper. TrueVision will also provide all members with access to cooperative advertising programs allowing for the sharing of the costs of certain approved advertising and marketing programs to the Doctor.


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These programs will be available from time to time and may be expanded or reduced without the prior consent of the members.

     g.   ADMINISTRATIVE SERVICES.

     (1) BILLING. TrueVision will be responsible for collections from all patients who undergo any procedure at the Laser Center. The component portions of the fees for Doctor's professional services, the professional services of any other member, as well as TrueVision portion for facility usage, royalties, licenses, taxes and supplies will be included in one bill to the patient. For purposes of administrative case after the subtraction of any and all royalties, licenses and fees, that may be imposed by any governmental agencies or the manufacturers of the LR equipment, various patient holders of LR technology; including but not limited to "Pillar Point" fees, the allocation of the billing will be 50% to the Doctor and/or comanaging members and 50% to TrueVision. The Medical Advisory Committee and the Board of Directors shall review this allocation from time to time to ensure that it is fair and reasonable and supports the financial viability of the Center. If more than one TrueVision member is providing care for a patent, the co-management care and fees shall be paid as agreed upon by those members. Written direction shall be given to TrueVision, in advance of the procedure, by those members. The Medical Advisory Committee establishes the non-binding guidelines for the distribution of fees between medical professionals based upon medically acceptable allocation of pre and post procedure care as well as the actual performance of the procedure. These guidelines will be reviewed from time to time by the Medical Advisory Committee and/or the TrueVision Laser Centers, Inc. Medical Director and modified to reflect contemporary standards of practice and for consistent clinical outcomes for the patient.

     (2) FINANCING AND COLLECTIONS. TrueVision will facilitate a financing program to allow patients to defer the cost of the LR procedure. TrueVision will collect all payments from patients undergoing procedures at the Laser Center.

     (3) PAYMENT TO DOCTOR. Payment to Doctor as provided for in paragraph g(1) for professional services rendered by Doctor will be made as fees are received from the patient. All payments to Doctor will be made as determined by TrueVision but in no case less than monthly. The payment to the Doctor will include all collected professional fees of Doctor within the time period included in that payment. Payments are subject to adjustment for NSP checks, disputed billing and/or charge backs from credit providers.

     h. TRAINING PROGRAMS. TrueVision will maintain ongoing Continuing Professional Education programs at a nominal cost for the benefit of Doctor and the staff

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of Doctor's office. These programs may be conducted at the Laser Center or other location as determined by the Medical Advisory Committee.

     4. DUTIES OF DOCTOR. In order to retain the full use of the Laser Center and to otherwise take advantage of the other benefits of membership described herein. Doctor agrees to the following:

         a. MAINTENANCE OF PROFESSIONAL STANDING. Doctors shall take all reasonable steps necessary to maintain all licenses, privileges, and certifications necessary to continue to practice as an Ophthalmologist. Further, Doctor shall meet all requirements set from time to time by the Medical Advisory Committee for continued credentialing by the Laser Center as well as certifications that may be necessary to perform the Laser Procedures.

         b. INSURANCE. Doctor shall maintain at Doctor's expense, general and professional liability insurance covering Doctor's acts and the acts of all those in Doctor's employ or control. Such liability insurance shall be in an amount not less than $1,000,000/$3,000,000 and shall name TrueVision and any parent company of TrueVision as additional insureds. Doctor shall, annually, during the term of this Agreement provide a certificate of insurance to TrueVision evidencing such insurance coverage.

         c. MARKETING SUPPORT. Doctor shall actively participate in and support those marketing activities which TrueVision shall establish from time to time. These services may include complimentary screening, patient education seminars, media interviews, etc.) as reviewed and agreed to by the Medical Advisory Committee but shall not require any other financial contribution by the Doctor. This does not include cooperative marketing programs that may be offered from time to time which will specifically allow for TrueVision to contribute funding in support of a member's marketing program.

         d. REFERRAL PATIENTS. Doctor agrees that if in Doctor's professional judgment, the LR Procedure is appropriate for any patient referred to Doctor by TrueVision, the LR Procedure will be performed at the Laser Center. If the patient elects laser vision correction in any form at any time within three (3) years after the referral by TrueVision, Doctor agrees to use Doctor's best efforts to encourage the patient to have the procedure performed at the Laser Center so long as if in Doctor's professional judgment such treatment would be appropriate.

         e. PATIENT INFORMATION. Doctor shall provide preoperative and postoperative ophthalmic data to TrueVision on all patients who are treated at the Laser Center.

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     5. RELATIONSHIP OF PARTIES. In the performance of the work, duties and obligations undertaken by Doctor under the terms of this Agreement, it is mutually understood and agreed that Doctor is at all times acting as an independent contractor practicing as an Ophthalmologist for the benefit of Doctor's patients. Doctor is not an employee of TrueVision. TrueVision shall neither have nor exercise any control over Doctor's professional work. The standards of practice, professional duties, and guidelines of Doctor in the performance of procedures at the Laser Center, shall be determined by the Medical Advisory Committee.

     6. INDEMNIFICATION. TrueVision and Doctor each hereby indemnify and hold harmless the other from any liability, claim, cost, or expense (including but not limited to attorney's fees and court costs) which may arise out of any act or omission of the other, their employees or agents. In addition to the foregoing, and not in limitation thereof, Doctor indemnifies TrueVision and holds it harmless from any liability, claim, cost or expense (including but not limited to attorney's fees and court costs) which may arise from any professional services which were performed or which should have been performed by Doctor and Doctor's employees, agents and any other individual or entity in Doctor's control or for whom Doctor might otherwise have legal responsibility. This duty to indemnify shall survive the term of this agreement and inure to the benefit of any and all successor and assigns of either party.

     7. CHANGES OF LAWS/REGULATORY COMPLIANCE. The parties recognize that this Agreement at all times is to be subject to applicable state, local and federal law and all regulations and policies arising therefrom. The parties further recognize that his Agreement shall be subject to amendments in such laws and regulations or changes in interpretation thereof. Any provisions of Lawyer regulations which would invalidate or otherwise be inconsistent with, the terms of this Agreement or that would cause one or both of the parties to be in violation of law, shall be deemed to have superseded the terms of this Agreement, provided, however, that the parties shall exercise their best efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the then requirements of law and regulations.

     In the event that a change in law or regulation or the interpretation thereof impacts upon the ability of a party hereto to receive the economic benefits intend by this Agreement,

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the affected party shall have the right to request the renegotiation of this
Agreement. In the event that such renegotiation does not result in a satisfactory Agreement in the light of the changed laws and/or regulations, the affected party may terminate this Agreement.

     8. ASSIGNMENT. This Agreement is personal to Doctor and therefore may not be assigned to any other individual or entity without prior written consent TrueVision, which consent may be withheld at its absolute discretion. TrueVision's rights and obligations hereunder may be assigned to any other entity controlled by TrueVision for by any entity which controls TrueVision.

     9. TERM/TERMINATION. This Agreement shall be for an initial term of three (3) years from the date set forth above. It shall be renewable at the option of either party for an additional three year term upon terms agreeable to the parties, after the initial term. Either party may nominate this Agreement at any time, without cause, upon ninety (90) days written notice to the other.

     This Agreement may be terminated by TrueVision, immediately, in the event that the Medical Advisory Committee determines in good faith that Doctor is not providing adequate patient care or that the safety of patients is jeopardized by continuing Doctor's privilege under this Agreement. TrueVision may terminate this agreement at its option upon the vote of the Medical Advisory Committee for cause, including but no limited to fraud, abuse of privilege, and/or failure to promote the interest of this center.

     This Agreement shall automatically be terminated upon Doctor's loss of license of Doctor's death or permanent disability.

     10. NONDISCLOSURE

           a. Doctor acknowledges that during the term of this Agreement, Doctor will acquire knowledge of certain confidential information regarding the Laser Center. Doctor agrees to keep all such information confidential. Doctor shall not at any time disclose any confidential information to any individual or entity, subject only to Doctor's disclosure obligations to Doctor's patient or any subposes or Court order requiring disclosure of such information, and then only after notice and approval by TrueVision of the nature and extent of any disclosure that will be made. Such approval shall be specifically in writing and shall not be unreasonably withheld.

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              b. During the term of this Agreement, Doctor agrees to use the
Laser Center to perform all ophthalmic laser correction procedures which may be necessary for any patient of Doctor so long as such use is, in Doctor's professional judgment, appropriate.

     11.  MISCELLANEOUS.

              a. JURISDICTION AND VENUE. This Agreement is entered into in Albuquerque, New Mexico and the parties hereby agree that for all disputes, controversies, and / obligation which may arise under this Agreement, New Mexico Law shall govern. Exclusive venue shall lie with the Courts of Bernalillo County, New Mexico and Doctor and TrueVision agree to submit to the personal jurisdiction of such Courts.

              b. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement of the parties hereto regarding membership in the TrueVision Doctor network and all prior written or oral negotiations, representations, arrangements, and / or agreements regarding the subject matter of this Agreement are merged into and superseded by this Agreement.

              c. SEVERABILITY. All provisions of this agreement are severable and this Agreement shall not be affected by the invalidity of any provision hereof so long as the basic intent of the parties and the economic benefit to each is not materially adversely affected by the invalidity of such provision.

              d. INUREMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and permitted assigns.

              e. AMENDMENT. This Agreement may not be amended except in writing signed by the parties hereto.

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IN WITNESS THEREOF, the parties hereto have hereunto set their hands on the date above written.


WITNESSED BY:                               "DOCTOR"

 /s/ Lamare Platt                             /s/ Stuart M. Cooper, M.D.
-----------------------------               -----------------------------

-----------------------------

                                            "TRUEVISION"
                                            TRUEVISION LASER CENTER
                                            OF ALBUQUERQUE, Inc.

      /s/ [Illegible]                       By:    /s/ John C. Homan
-----------------------------                  --------------------------
                                            Its:   President
-----------------------------                  ---------------------------









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